Exhibit (a)(1)(G)
FORMS OF CONFIRMATION E-MAILS
Confirmation E-mail to Employees who Elect to Participate in the
Offer to Amend the Exercise Price of Certain Options
     Juniper has received your Election Agreement dated ___, 2007, by which you elected to have all of your outstanding tainted options amended in accordance with the terms of the Offer to Amend.
     If you change your mind, you may withdraw your election as to all of your tainted options by completing and submitting a new Election Agreement via the Juniper intranet (at the website address: https://hr-tools.juniper.net/servlets/psportal/hr8prd?url=https://hr-tools.juniper.net/servlets/icli entservlet/hr8prd/?ICType=Panel&Menu=ROLE_EMPLOYEE&Market=GBL&PanelGroupName=JN_EMP_STK_PHINX&RL=&ta rget=main3, or by clicking on the “Stock Option Tax Correction Info” link located on both the intranet’s Stock Administration page and PeopleSoft Employee Self Service Portal) and selecting the “Reject Offer” box on the Election Agreement. Alternatively, although we strongly prefer that you submit your Election Agreement online, you may submit a properly completed and signed Election Agreement (including both the intranet page containing the Addendum and the Election Agreement Terms and Conditions) in paper form by mail or fax, in accordance with the instructions in the Offer to Amend. You may mail or fax your paper form Election Agreement to: Stock Administration, Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, CA 94089, U.S.A. or fax number (408) 936-3021. If you are unable to print your Election Agreement on Juniper’s intranet, you may contact stockadmin@juniper.net to have your Election Agreement mailed to you. Only new Election Agreements that are complete, submitted and actually received by Juniper through the Juniper intranet or by mail or fax no later than 9:00 p.m., Pacific Time, on April 6, 2007 (unless the offer is extended) will be accepted; postmark by this date is not sufficient. Election Agreements submitted by hand delivery or e-mail are not permitted.
     If you have questions concerning the submission of your Election Agreement, please go to the following location on Juniper’s intranet: http://tenderoffer.juniper.net. Please note that Juniper’s receipt of your Election Agreement is not by itself an acceptance of the options. For purposes of the offer, Juniper will be deemed to have accepted options with respect to which proper elections have been made and not properly withdrawn as of the date when Juniper gives written notice to the option holders generally of its acceptance of such options, which notice may be made by e-mail or other method of communication. Juniper’s formal acceptance is expected to take place shortly after the end of the offer period.
Confirmation E-mail to Employees who Withdraw their Election of Participation in the
Offer to Amend the Exercise Price of Certain Stock Options
     Juniper has received your new Election Agreement dated ___, 2007, by which you rejected Juniper’s offer to amend all of your outstanding tainted options.
     As outlined in the e-mail from Mitchell Gaynor dated March 12, 2007, and in the documents included with that e-mail, recently enacted Internal Revenue Code Section 409A and the Income Tax Act (Canada) impose certain adverse personal tax consequences to employees subject to taxation in the U.S. or Canada on certain stock options that were granted at a discount from the fair market value (“discount options”). With respect to U.S. taxpayers, the adverse personal tax consequences only apply to discount options which vest after December 31, 2004. For U.S. taxpayers, these tax consequences may include income tax at vesting (whether shares are sold or not), an additional 20% federal tax and interest charges, and may also include substantial related state tax penalties. For taxpayers in Canada, these consequences include the loss of preferential tax treatment on the discount options. It has been determined that certain of your stock options may be affected by Section 409A or may not be eligible for preferential tax treatment in Canada because they were discount options.
     If you change your mind, you may once again elect to accept the offer with respect to all of your tainted options by completing and submitting a new Election Agreement and submitting it via the Juniper intranet (at the website address: https://hr-tools.juniper.net/servlets/psportal/hr8prd?url=https://hr-tools.juniper.net/servlets/icli entservlet/hr8prd/?ICType=Panel&Menu=ROLE_EMPLOYEE&Market=GBL&PanelGroupName=JN_EMP_STK_PHINX&RL=&ta rget=main3, or by clicking on the “Stock Option Tax Correction Info” link located on both the intranet’s Stock Administration page and PeopleSoft Employee Self Service Portal) and selecting the “Accept Offer” box on the Election Agreement. Alternatively, although we strongly prefer that you submit your Election Agreement online, you may submit a properly completed and signed Election Agreement (including both the intranet page containing the Addendum and accept/reject icons and the Election Agreement Terms and Conditions) in paper form by mail or fax, in accordance with the instructions in the Offer to Amend. You may mail or fax your paper form Election Agreement to: Stock Administration, Juniper Networks, Inc., 1194 North Mathilda Avenue, Sunnyvale, CA 94089, U.S.A. or fax number (408) 936-3021. If you are unable to print your Election Agreement on Juniper’s intranet, you may contact stockadmin@juniper.net to have your Election Agreement mailed to you.
     Only new Election Agreements that are complete, submitted and actually received by Juniper through the Juniper intranet or by mail or fax no later than 9:00 p.m., Pacific Time, on April 6, 2007 (unless the offer is extended) will be accepted; postmark by this date is not sufficient. Election Agreements submitted by hand delivery or e-mail are not permitted. If you have questions concerning the submission of your form, please e-mail stockadmin@juniper.net.

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